September 16, 2009

Dear Shareholder,

Today, CIB Marine Bancshares, Inc. announced that holders of its trust preferred securities have given approval to exchange their junior subordinated debentures for non-cumulative perpetual preferred stock, paving the way for the holding company to file a pre-packaged plan of reorganization under Chapter 11 of the bankruptcy code. CIB Marine Bancshares filed that reorganization petition last night in Federal Court in Milwaukee.

We are pleased that our trust preferred security holders saw the benefits of this reorganization effort. We have asked the court to approve this orderly and efficient reorganization plan which is somewhat similar to the recent reorganization by GM and Chrysler. As a shareholder, you will be receiving additional information regarding the plan from the court in the coming days.

Under the reorganization plan, approximately $105.3 million of high-interest cumulative indebtedness would be exchanged for 55,624 shares of Series A 7% fixed rate perpetual noncumulative preferred stock with a stated value of $1,000 per share (“Series A Preferred”) and 4,376 shares of Series B 7% fixed rate convertible perpetual preferred stock with a stated value of $1,000 per share (“Series B Preferred” and, together with Series A Preferred, the “Company Preferred”). Each share of our Series B Preferred is convertible into 4,000 shares of our common stock only upon the consummation of a merger transaction involving the company. The Company Preferred would have no stated redemption date and the holders of the Company Preferred would not have the right to compel the redemption of any or all of the shares. Further, dividends are noncumulative and are only be paid at such time as a dividend is declared by the Company, at its discretion and subject to regulatory approval.

The effects on the company of the reorganization plan, if it is confirmed by the Court, will be to improve earnings by eliminating the interest burden associated with the TruPS-related indebtedness, and to significantly improve our capital position at the holding company. Upon completion of the reorganization, we will immediately renew our search for a strategic partner to combine with CIB Marine Bancshares. The improved capital position of the reorganized company should make it a more attractive candidate for a business combination partner.

Under the reorganization plan, your interests as common shareholders will not be impaired. The Company’s capital position will be enhanced by the conversion of our outstanding trust preferred securities debt into preferred equity.

If all Series B Preferred shareholders were to convert their shares in connection with a merger, they would own slightly less than 50% of our outstanding common stock and have a right to participate at that level in any merger consideration paid to acquire our company, in addition to any rights they will have as holders of Series A preferred stock.

It is our intent to hold a shareholder meeting after we have exited from the reorganization process, which could be as early as the fourth quarter of this year.

The restructuring of the holding company will have no direct impact on the operations of the bank. The bank is regulated separately from the holding company by both federal and state regulators and its accounts are insured by the FDIC. Our bank remains committed to meeting the ongoing needs of our valued customers and has the capital and resources to maintain a safe and secure position. Effective August 17, 2009, we changed the name of our bank to CIBM Bank, however, the bank will continue to operate in Illinois as Central Illinois Bank and in metro Milwaukee, Indianapolis and Scottsdale as Marine Bank.

While this is been a complex and challenging process, we are eager to complete the restructuring and begin to move forward. We will continue to provide you with any important information about us that arises.

For additional information about the company, including our SEC filings, shareholder letters and other company news, please visit www.cibmarine.com.

Sincerely,

John P. Hickey, Jr.
President and CEO

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2008, and updated in Item 1A of Part II of CIB Marine’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.